A.       UPDATE SYSTEMS, INC.
(A Development Stage Company)

Financial Statements For The Period From
Inception (February 24, 1999) To December 31, 1999

Together With Report Of Independent Public Accountants

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of
                              Update Systems, Inc.:

We have audited the accompanying balance sheet of UPDATE SYSTEMS, INC. (a Delaware corporation in the development stage) ("Update") as of December 31, 1999, and the related statement of operations, shareholders' deficit and cash flows for the period from inception (February 24, 1999) through December 31, 1999. These financial statements are the responsibility of Update's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Update Systems, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from inception (February 24, 1999) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.



Denver, Colorado,
                                January 27, 2000.

                              UPDATE SYSTEMS, INC.
                          (A Development Stage Company)


                                  BALANCE SHEET

                             AS OF DECEMBER 31, 1999



             ASSETS
             ------

CASH AND CASH EQUIVALENTS                                        $     83,565

ACCOUNTS RECEIVABLE                                                       600
                                                                 ------------
               Total current assets                                    84,165
                                                                 ------------
PROPERTY AND EQUIPMENT, NET (Note 3)                                   45,932
                                                                 ------------
               Total assets                                      $     130,097
                                                                 ============


        LIABILITIES AND SHAREHOLDERS' DEFICIT
        -------------------------------------

CURRENT LIABILITIES:
    Accounts payable and accrued expenses                        $     35,877
    Accrued payroll                                                     9,362
    Deferred revenue                                                    6,032
    Deferred compensation (Note 6)                                     83,333
                                                                 ------------
               Total current liabilities                              134,604
                                                                 ------------
COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS' DEFICIT:
    Common stock, $0.001 par value, 2,000,000 shares authorized
        850,000 shares issued and outstanding                             850
    Additional paid-in capital                                      1,194,340
    Deficit accumulated during development stage                   (1,199,697)
                                                                 ------------
               Total shareholders' deficit                             (4,507)
                                                                 ------------
               Total liabilities and shareholders' deficit       $    130,097
                                                                 ============


               The accompanying notes to the financial statements
                   are an integral part of this balance sheet.

                              UPDATE SYSTEMS, INC.
                          (A Development Stage Company)


                             STATEMENT OF OPERATIONS

                FOR THE PERIOD FROM INCEPTION (FEBRUARY 24, 1999)

                            THROUGH DECEMBER 31, 1999



REVENUE                                                          $     4,373
                                                                 -----------
OPERATING EXPENSES:
        Research and Development                                     966,579
        Sales and Marketing                                           44,571
        General and Administrative                                   200,807
                                                                 -----------
                                                                   1,211,957
                                                                 -----------
               Net loss from operations                           (1,207,584)

OTHER INCOME:
        Interest income                                                7,642
        Other income, net                                                245
                                                                 -----------
NET LOSS                                                         $(1,199,697)
                                                                 ===========


               The accompanying notes to the financial statements
                     are an integral part of this statement.

                              UPDATE SYSTEMS, INC.
                          (A Development Stage Company)


                       STATEMENT OF SHAREHOLDERS' DEFICIT

                FOR THE PERIOD FROM INCEPTION (FEBRUARY 24, 1999)

                            THROUGH DECEMBER 31, 1999

                                                                                      Deficit
                                                                                    Accumulated
                                            Common Stock            Additional          During
                                      -------------------------      Paid-In         Development
                                       Shares           Amount       Capital            Stage             Total
                                      -------          ------       ----------      -------------      ------------
Balances, inception
    (February 24, 1999)                   -             $  -        $    -            $     -         $      -

    Issuance of common
       stock to founders              500,000            500           714,500              -             715,000

    Sale of common stock,
       net of offering costs
       of $19,810                     350,000            350           479,840              -             480,190

    Net loss                              -                -             -             (1,199,697)     (1,199,697)
                                    ---------           ----        ----------        -----------     -----------
Balances, December 31, 1999           850,000           $850        $1,194,340        $(1,199,697)    $    (4,507)
                                      =======            ===        ==========        ===========     ===========



               The accompanying notes to the financial statements
                     are an integral part of this statement.

                              UPDATE SYSTEMS, INC.
                          (A Development Stage Company)


                             STATEMENT OF CASH FLOWS

                FOR THE PERIOD FROM INCEPTION (FEBRUARY 24, 1999)

                            THROUGH DECEMBER 31, 1999



CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                      $(1,199,697)
    Adjustments to reconcile net loss to net cash
        used in operating activities-
           Stock based expenses                                       714,500
           Depreciation                                                 7,888
           Increase in accounts receivable                               (600)
           Increase in accounts payable and accrued expenses           35,877
           Increase in accrued payroll                                  9,362
           Increase in deferred revenue                                 6,032
           Increase in deferred compensation                           83,333
                                                                  -----------
               Net cash used in operating activities                 (343,305)
                                                                  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                               (53,820)
                                                                  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                            500,500
    Costs related to issuance of common stock                         (19,810)
                                                                  -----------
               Net cash provided by financing activities              480,690
                                                                  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                              83,565

CASH AND CASH EQUIVALENTS, beginning of period                           -
                                                                  -----------
CASH AND CASH EQUIVALENTS, end of period                          $    83,565
                                                                  ===========


               The accompanying notes to the financial statements
                     are an integral part of this statement.

                              UPDATE SYSTEMS, INC.
                          (A Development Stage Company)


                          NOTES TO FINANCIAL STATEMENTS


1.    Organization and DEVELOPMENT STAGE RISKS:

Update Systems, Inc. (the "Company" or "Update"), was incorporated in the state of Delaware on February 24, 1999. The Company provides customer relation management ("CRM") solutions as an e-communication software and strategy provider for small to medium size businesses. The Company was formed out of the research and development activities of Wind River Visual Communications ("Wind River"), a Wyoming S corporation. The activities carried out at Wind River prior to the Company's formation were limited to the development of the Update product concept and involved minimal expenses. Accordingly, the accompanying financial statements do not include the activities of Wind River.

Update is in the development stage and its activities to date have been primarily related to organization, raising capital, research and development related to its products and the development of its sales and marketing functions. The Company has incurred losses since inception and has an accumulated development stage deficit of $1,199,697 as of December 31, 1999. The Company's operations are subject to certain development stage risks and uncertainties. The Company was formed to develop a customer relationship management tool for small to medium size businesses. The development of such a product is complex and subject to significant risks. The Company believes it has developed a viable product that has been tested at beta sites, however, it must be able to demonstrate commercial acceptance of its product in the marketplace before the Company can attain successful and profitable operations. The Company expects to incur additional losses in the future as it continues to develop the commercialization of its product. There can be no guarantee that the Company will achieve or sustain significant revenues or profitability in the future.

Effective January 5, 2000 the Company was acquired by Webb Interactive Services, Inc. ("Webb") through an asset purchase agreement whereby Webb acquired all the assets and certain liabilities of Update in exchange for 278,411 shares of Webb common stock and 49,704 options to purchase shares of Webb common stock with a total value of approximately $10,000,000. Webb also has significant risks associated with its operations. Webb has undertaken initiatives, including seeking additional capital, to ensure that adequate capital is available to its anticipated level of operations through the year ended December 31, 2000. If capital is not available, or the terms of available capital are not acceptable, Webb may have to delay planned expenditures and/or cut back on its current level of spending, among other actions.

2. Summary of SIGNIFICANT Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers investments in highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements. The Company maintains cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. If not fully recoverable, impairment losses are recorded for the difference between the carrying value and fair value of the long-lived assets.

Revenue Recognition

The Company generates revenue from two sources: (i) the sale of software licenses which are hosted on the Company's servers and (ii) consulting services. The Company recognizes revenues from the sale of software licenses over the term of the contract, generally one year, if there is persuasive evidence of an arrangement, collection is probable, the fee is fixed or determinable, and there are no acceptance criteria. If an acceptance periodis required, license revenues are deferred and recognized over the period from when acceptance occurs to the expiration of the license period. Services revenue is recognized as the services are provided.

Research and Development Costs

Research and development costs are expensed as incurred. These costs consist primarily of salaries, supplies and contract services relating to the development of new products and technologies. Capitalization of software development costs commences upon the establishment of technological feasibility of the product. Due to the complexity of the Company's software product, dynamic technology requirements and initial stage of the product, technological feasibility has not been established and accordingly, the Company has not capitalized any qualifying software development costs in the accompanying financial statements.

Income Taxes

The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheet, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been reduced by a valuation allowance to the extent it is more likely than not, that some or all of the deferred tax assets will not be realized.

Stock Compensation Plans

The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), in accounting for its stock option and other stock-based plans for employees and directors. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123") for such options and stock-based plans for employees and directors.

                              Comprehensive Income

Effective upon inception (February 24, 1999), the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. From its inception through the period ending December 31, 1999, the Company has not had any transactions that are required to be reported in comprehensive income as compared to its net loss.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). The Statement establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-An amendment of FASB Statement No. 133 ("SFAS No. 137"). SFAS No. 137 delays the effective date of SFAS No. 133 to financial quarters and financial years beginning after June 15, 2000. The Company does not typically enter into arrangements that would fall under the scope of SFAS No. 133 and thus, management believes that SFAS No. 133 will not significantly affect its financial condition and results of operations.

3. PROPERTY AND EQUIPMENT:

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on estimated useful lives ranging from three to five years.

Property and equipment consisted of the following at December 31, 1999:

              Computer equipment and software             $52,300
              Furniture and fixtures                        1,520
                                                          -------
                                                           53,820
              Less - Accumulated depreciation              (7,888)
                                                          -------
                                                          $45,932
                                                          =======


Depreciation expense for the period from inception (February 23, 1999) through December 31, 1999 was $7,888.

4. SHAREHOLDERS' EQUITY:

1999 Performance Stock Options Plan

In April 1999, the Company adopted the 1999 Performance Stock Option Plan (the "Plan") that provides officers and employees options to purchase an aggregate of 150,000 (amended to 425,000 in September 1999) shares of the common stock of the Company. Under the terms of the Plan, the Board of Directors may grant officers and employees either nonqualified or incentive options, as defined by the Internal Revenue Service. The exercise price of the shares subject to incentive stock options will be the fair market value of the common stock on the date of grant. If the grantee owns more than 10% of the voting power of all classes of stock on the date of grant, the purchase price of the shares subject to an incentive stock option shall be at least 110% of the fair market value at the date of grant and the exercise term will be up to five years from the date of grant. All incentive options granted under the Plan are exercisable up to 10 years from the date of grant and shall be exercisable as determined by the Board of Directors.

A summary of option activity for the period ended December 31, 1999 is as follows:

                                                              1999
                                                     ----------------------
                                                                   Weighted
                                                                    Average
                                                                    Exercise
                                                      Options        Price
                                                     -------        -------
Outstanding at beginning of year                        -            $  -
Granted                                              154,114          1.43
Cancelled                                             (3,500)         1.43
                                                     -------         -----
Outstanding at end of year                           150,614         $1.43
                                                     =======         =====
Exercisable at end of year                              -            $  -
                                                     =======         =====
Weighted average fair value at date of grant                $0.15
                                                             ====
Weighted average remaining contractual
   life (in years)                                          $9.49
                                                             ====

Other Options

In July 1999, the Company issued 600 options to various consultants for providing services. These options are fully vested and are exercisable at $1.43 per share. The estimated fair value of these options was immaterial to the overall financial statements.

Common Stock Issued to Founders

Upon inception, the Company issued it's founders 500,000 shares of the Company's common stock for $500. The fair value of the common stock issued to the founders was $715,000. As the fair value of the common stock issued to the founders exceeded the amount paid, the Company recorded additional compensation expense of $714,500.

Statement of Financial Accounting Standards No. 123

SFAS No. 123 defines a fair value-based method of accounting for employee stock options or similar equity instruments. However, SFAS No. 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, provided that pro forma disclosures are made of net income or loss, assuming the fair value based method of SFAS No. 123 had been applied.

The Company has elected to account for its employee stock-based compensation plans under APB No. 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1999, using the Black-Scholes pricing model and the following weighted average assumptions.

                                                    1999
                                                  -------
       Risk-free interest rate                       6.0%
       Expected lives                             2 years
       Expected volatility                         0.001%
       Expected dividend yield                         0%


To estimate the expected lives of options for this valuation, it was assumed that all options will be exercised upon becoming fully vested. Options granted during the period from inception (February 24, 1999) through December 31, 1999 vest at various periods ranging from one to a two year period from the date of grant. Cumulative compensation cost recognized in pro forma net loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

The total fair value of options granted was computed to be $23,517 for the year ended December 31, 1999. This amount is amortized ratably over the vesting periods of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $6,064 for the period from inception (February 24, 1999) through December 31, 1999. If the Company had accounted for its stock-based compensation plans in accordance wit SFAS No. 123, the Company's net income would have been reported as follows:

                                                        Period from
                                                     Inception through
                                                     December 31, 1999
                                                     -----------------
                  Net Loss:
                     As reported                         $1,199,697
                                                          =========
                     Pro forma                           $1,205,761
                                                          =========


5. INCOME TAXES:

The provision for income taxes includes the following:

                                                                  Period from
                                                                   Inception
                                                             (February 24, 1999)
                                                                    Through
                                                               December 31, 1999
       Current-
          Federal                                                 $    -
           State                                                       -
                                                                  ---------
                    Total current provision                            -
                                                                  ---------
       Deferred-
           Federal                                                 (407,897)
           State                                                    (38,953)
           Valuation allowance                                      446,850
                                                                  ---------
                    Total deferred provision (benefit)                 -
                                                                  ---------
                    Total provision                               $    -
                                                                  =========


The statutory federal income tax rate was 34% for the period from inception (February 24, 1999) through December 31, 1999.

Reasons for the difference between the income tax expense reported in the statements of operations and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                            Period from
                                                             Inception
                                                         (February 24, 1999)
                                                               Through
                                                          December 31, 1999
                                                          -----------------
       Benefit at statutory rate                             $ (407,897)
       Increase (decrease) due to-
           State income taxes                                   (38,953)
           Valuation allowance                                  446,850
                                                             ----------
       Income tax provision                                  $     -
                                                             ==========


Components of net deferred tax assets (liabilities) as of December 31, 1999 are as follows:

                                                                  1999
                                                                ---------
       Current-
           Accrued liabilities                                  $   5,742
           Valuation allowance                                     (5,742)
                                                                ---------
       Net current deferred tax assets                          $    -
                                                                =========

       Non-current-
           Depreciation                                         $    (373)
           Net operating losses                                   441,481
           Valuation allowance                                   (441,108)
                                                                ---------
       Net non-current deferred tax assets                      $    -
                                                                =========


For income tax reporting purposes, the Company has approximately $1,152,000 of net operating loss carryforwards that expire at various dates through 2019. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership interests. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration dates of the respective tax assets.

During 1999, the Company increased its valuation allowance by $446,850 due mainly to uncertainty relating to the realizability of the 1999 net operating loss carryforward. The amount of the deferred tax assets considered realizable could be adjusted in the near term if future taxable income materializes.

6. EMPLOYMENT AGREEMENT:

The Company has entered into an employment agreement with an individual to serve as the Company's Chief Executive Officer. The term of this agreement began on August 1, 1999 and will continue through December 31, 2000. As compensation for these services, the Company will pay the individual $200,000 annually, however, this salary will be deferred until the Company receives an additional capital contribution, as defined, in excess of $1,000,000. As of December 31, 1999 the Company had not received any additional capital contribution in excess of $1,000,000 and thus has accrued the deferred compensation of $83,333.

The Company also granted this individual 136,364 stock options that vest 30% on August 1, 2000, 3% per month for twenty-three months and the remainder on August 1, 2002. The options are subject to antidilution protection which will allow the individual to maintain 12% interest in all issues and outstanding classes and series of stock. Additional options granted under this provision of the agreement shall be issued at the then fair market value of the Company's common stock and will vest in one year.

The individual is also entitled to the continuation of his salary and certain benefits for six months should he be terminated without cause, as defined.

7. COMMITMENTS AND CONTINGENCIES:

The Company leases office space under a lease that expires in April 2000. Future minimum annual rental payments due under this lease is $5,200 for the year ending December 31, 2000.

UNAUDITED PRO FORMA FINANCIAL INFORMATION


Basis of Presentation                                                         14
Unaudited Condensed Combined Pro Forma Statement of Operations
  for the nine months ended September 30, 1999                                15
Unaudited Condensed Combined Pro Forma Balance Sheet
  as of September 30, 1999                                                    16
Notes to Unaudited Condensed Pro Forma Financial Information                  17


Basis of Presentation

         The unaudited condensed combined pro forma financial data as of September 30, 1999 and for the nine months ended September 30, 1999 gives effect to the acquisition by Webb Interactive Services, Inc. (the "Company" or "WEBB") of the assets of Update Sytems, Inc. ("UPDATE") using the purchase method of accounting. These statements are based on the historical financial statements of WEBB and UPDATE and assumptions set forth below and in the notes to the unaudited condensed combined pro forma financial statements. The unaudited condensed combined pro forma balance sheet data assumes that the UPDATE acquisition was consummated on September 30, 1999 and the unaudited condensed combined pro forma statements of operations assumes the UPDATE acquisition was consummated on February 24, 1999, the date UPDATE began operations. The Company has not presented the condensed combined pro forma statements of operations for the year ended December 31, 1998 as UPDATE did not commence operations until February 24, 1999.

         For purposes of presenting the unaudited condensed combined pro forma balance sheet data, the tangible assets and assumed liabilities of UPDATE have been adjusted to their estimated fair market value and the excess purchase price has been preliminarily been allocated to developed technologies, goodwill and other intangible assets, all of which are being amortized over a three year period. The fair value of UPDATE'S assets and liabilities is based on preliminary estimates and may change from those estimates due to changes in the fair value of tangible assets and assumed liabilities based on management's valuation of such assets and liabilities. The unaudited condensed combined pro forma statements of operations data exclude any benefit that may result due to synergies that may be derived and elimination of duplicative efforts resulting for the acquisition of UPDATE.

         The pro forma adjustments included herein are based upon estimates, currently available information and certain assumptions that management believes appropriate and factually supportable. In management's opinion, the estimates regarding allocation of the purchase price of the UPDATE are not expected to materially differ from the final adjustments. The unaudited condensed combined pro forma financial data presented herein are not necessarily indicative of the results that WEBB would have obtained had such events occurred at the beginning of the year, as assumed, or of the future results of WEBB. The unaudited condensed combined pro forma financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Form 8-K/A, together with the audited financial statements and the notes thereto included in the WEBB Form 10-KSB for the year ended December 31, 1998.

                WEBB INTERACTIVE SERVICES, INC. AND SUBSIDIARIES

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                                                                         WEBB
                                                              Historical                      Pro Forma               Pro Forma
                                                 -------------------------------------
                                                       WEBB               UPDATE             Adjustments              Combined
                                                 -----------------    ----------------     --------------        ----------------
Net revenues                                         $ 1,126,908           $   3,061              -                  $  1,129,969
Cost of revenues                                       1,143,397             -                    -                     1,143,397
                                                 -----------------    ----------------     --------------            ------------

Gross margin                                             (16,489)              3,061              -                       (13,428)
Operating expenses                                     8,631,940           1,062,870              -                     9,694,810

Amortization of goodwill                               1,298,396            -                   1,996,082 (1)           3,294,478
                                                 -----------------    ----------------     --------------            -------------

Loss from operations                                  (9,946,825)         (1,059,809)          (1,996,082)            (13,002,716)
Other income (expense), net                             (675,076)              5,521              -                      (669,555)
                                                 -----------------    ----------------     --------------            -------------

Net loss from continuing operations                  (10,621,901)         (1,054,288)          (1,996,082)            (13,672,271)

Expenses allocable to common stockholders             (4,420,468)            -                    -                    (4,420,468)
                                                 -----------------    ----------------     --------------            -------------

Loss available to common stockholders               $(15,042,369)       $ (1,054,288)        $ (1,996,082)           $(18,092,739)
                                                 =================    ================     ==============            =============
Loss from continuing operations per
     common share, basic and diluted
     (Note 4)                                            $ (2.41)            N/A                N/A                       $ (2.78)
                                                 =================    =================    ==============            =============

Weighted average shares outstanding                    6,228,731             N/A                  278,411 (2)           6,507,142
                                                 =================    =================    ==============            =============


   The accompanying Notes to Unaudited Condensed Combined Pro Forma Financial
         Statements are an integral part of these financial statements.

                WEBB INTERACTIVE SERVICES, INC. AND SUBSIDIARIES

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHHETS

                               SEPTEMBER 30, 1999


                                                                                                                         WEBB
                                                              Historical                      Pro Forma               Pro Forma
                                                 -------------------------------------
                                                       WEBB               UPDATE             Adjustments              Combined
                                                 -----------------    ----------------     ----------------        ----------------
ASSETS
Current assets:
   Cash                                              $  6,445,206          $   102,773          $  (102,773)(3)       $  6,380,206
                                                                                                    (65,000)(4)

   Current assets                                         474,653                  600                 (600)(3)            474,653
                                                     ------------          -----------          -----------           ------------
Total current assets                                    6,919,859              103,373             (168,373)             6,854,859
Property and equipment, net                             2,250,726               34,224               -                   2,284,950
Intangible assets, net                                 13,728,002               -                10,026,193 (5)         23,754,195
Deferred financing costs and other assets                 251,492               -                    -                     251,492
                                                     ------------          -----------          -----------           ------------

Total assets                                         $ 23,150,079          $   137,597          $ 9,857,820           $ 33,145,496
                                                     ============          ===========          ===========           ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                  $  2,440,265          $    46,695          $   (46,695)(3)       $  2,440,265
Capital leases payable                                     39,557               -                    -                      39,557
10% convertible note payable                            2,635,045               -                                        2,635,045

Stockholders equity
    10% preferred stock                                   998,871               -                                          998,871
    Common stock                                       46,129,934                  850            8,630,741 (5)         54,760,675
                                                                                                       (850)(5)
    Additional paid-in capital                             -                 1,194,340           (1,194,340)(5)             -
    Warrants and options                                6,722,905               -                 1,364,676 (5)          8,087,581
    Accumulated deficit                               (35,816,498)          (1,104,288)           1,104,288 (5)        (35,816,498)
                                                     ------------          -----------          -----------           ------------
Total stockholders' equity                             18,035,212               90,902            9,904,515             28,030,629
                                                     ------------          -----------          -----------           ------------

Total liabilities and stockholders' equity           $ 23,150,079          $   137,597          $ 9,857,820           $ 33,145,496
                                                     ============          ===========          ===========           ============


   The accompanying Notes to Unaudited Condensed Combined Pro Forma Financial
         Statements are an integral part of these financial statements.

NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL INFORMATION

NOTE 1 - BACKGROUND

     On January 7, 2000, the Company completed an acquisition of UPDATE by exchanging 278,411 of the Company's common stock valued at $8,630,741 for the assets of UPDATE and options to purchase 49,704 shares of common stock valued at $1,364,676. The acquisition of the assets was recorded using the purchase method of accounting whereby the consideration paid of $10,060,417 was allocated based on the relative fair values of the assets and liabilities acquired with the excess consideration over the fair market value of tangible assets of $10,026,193 recorded as intangible assets.

Total consideration for the merger is as follows:

 Value of common stock issued                           $  8,630,741(a)
 Value of warrants and options issued                      1,364,676(b)
 Acquisition expenses                                         65,000
                                                        ------------
 Total purchase price                                   $ 10,060,417
                                                        ============

The purchase price was allocated to the assets acquired based on their fair market values as follows:

 Property and equipment, net                            $    34,224
 Developed technologies, goodwill and other
    intangibles                                          10,026,193
                                                        -----------
 Total assets acquired                                  $10,060,417
                                                        ===========

(a) 278,411 shares issued multiplied by $31.00, the average closing price of the Webb stock the two days prior to and the two days subsequent to the closing of the UPDATE transaction (January 7, 2000).

(b) 49,704 warrants and options issued valued using the Black-Scholes option pricing model using the following assumptions:


          Exercise prices                                     $4.33
          Fair market value of common stock on
                 measurement date                            $29.50
          Option lives                                      5 years
          Volatility rate                                      104%
          Risk free rate of return                             5.0%
          Dividend rate                                          0%

     The following table indicates the preliminary allocation of excess purchase price and expected amortization periods:

             Intangible Asset             Assigned Value     Amortization Period
-------------------------------------     -------------      -------------------
 Developed technologies                    $ 4,500,000             3 Years
 Goodwill                                    5,526,193             3 Years
                                           -----------

 Total intangible assets and goodwill      $10,026,193
                                           ===========

NOTE 2 - HISTORICAL

     The unaudited condensed combined pro forma statements of operations include the historical results of WEBB for the nine months ended September 30, 1999 and of UPDATE for the period from inception (February 24, 1999) through September 30, 1999.

     The Company has not presented the condensed combined pro forma statements of operations for the year ended December 31, 1998 as UPDATE did not commence operations until February 24, 1999.

NOTE 3 - PRO FORMA ADJUSTMENTS

     The condensed combined pro forma statements of operations have been adjusted to reflect the following pro forma adjustments:

     1. Reflects the amortization of intangible assets and goodwill over a three year period assuming the transaction occurred February 24, 1999, the date UPDATE began operations.

     2. Reflects the issuance of 278,411 shares of Webb common stock issued in accordance with the Asset Purchase Agreement.

     3. Reflects certain assets and liabilities not acquired in the acquisition in accordance with the Asset Purchase agreement.

     4. Reflects the estimated acquisition costs consisting principally of transaction fees for attorneys and accountants.

     5. Reflects the issuance of 278,411 shares of the Company's common stock to the stockholders of UPDATE; the value of the replacement options issued to UPDATE employees; and the recording of the excess purchase over the tangible assets and liabilities recorded as developed technologies, goodwill and other intangibles which are being amortized over three years.

NOTE 4 - LOSS FROM CONTINUING OPERATIONS PER COMMON SHARE

     The combined Company has presented its loss from continuing operations per common share for the nine months ended September 30, 1999 pursuant to Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per Share." Basic loss per common share was computed by dividing loss from continuing operations available to common shareholders by the weighted average number of shares of common stock outstanding during the nine months ended September 30, 1999. The loss from continuing operations available to common shareholders is equal to the loss from continuing operations less the accretion of Preferred Stock to redemption value and Preferred Stock dividends of $4,420,468 for the nine months ended September 30, 1999. Diluted loss per common share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to the combined Company's losses.